Option to Acquire Exclusive License Agreement


         THIS AGREEMENT made this 28th day of August, 2002, between the RECYCLED ENERGY LLC, an Oklahoma Limited Liability Company (hereinafter REL), having a place of business at 301 West Main, Suite 600 Ardmore, OK 73401 Harold H. Holden and H. Scott Holden, individuals residing in the State of Oklahoma (hereinafter "INVENTORS") and SAFE TIRE DISPOSAL CORPORATION, a Delaware Corporation, whose address is 301 West Main, Suite 500 Ardmore, OK 73401 (hereinafter "Safe Tire").

         WHEREAS, REL represents that INVENTORS have agreed to and will assign to Safe Tire all of each's rights in the hereinafter termed "Licensed Subject Matter" which comprises certain inventions, improvements and discoveries from which REL and the INVENTORS have made application for United States Patent, and know how and technical information all relating to a method and system for generating usable products, namely, oil, gas, carbon black, and steel, among others, from scrap tires.

         WHEREAS, INVENTORS and REL possess licenses, technical information, know how and expertise in the field of said Licensed Subject Matter and in the practice thereof; and

         WHEREAS, Safe Tire desires to evaluate the commercial utility of the Licensed Subject Matter before entering into a license agreement with REL.

         IT IS THEREFORE AGREED:

         (1) Option Agreement - REL hereby grants to Safe Tire an option, good for eighteen (18) months from and after the date of this agreement, to make effective the license agreement set forth in Sections 10-24 inclusive, hereof.

         (2) Disclosure - During the next eighteen (18) months, and at times mutually convenient to Safe Tire and to INVENTORS, INVENTORS and REL shall make a full disclosure of the Licensed Subject Matter to those employees and agents of Safe Tire who shall be designated by Safe Tire as its representatives. INVENTORS shall explain in full detail the system, apparatus and methods of the Licensed Subject Matter, and shall answer to the best of each's ability all questions asked by Safe Tire's representatives which may advance their technical understanding of the Licensed Subject Matter. INVENTORS shall submit to Safe Tire's representatives all writings relating to the Licensed Subject Matter, and shall permit them to copy such writings. INVENTORS shall furnish upon request additional information and assistance reasonably necessary to enable Safe Tire's representatives to understand and evaluate the novelty and utility of the Licensed Subject Matter. All reasonable expenses incurred by INVENTORS in furnishing the assistance and information required under this paragraph shall be paid by Safe Tire, but Safe Tire is not to compensate INVENTORS for each's time.

         (3) Warranty - REL and INVENTORS hereby covenant and warrant that together they have the exclusive worldwide right to use the Licensed Subject Matter, and that it has the full right and authority to execute this agreement.

         (4) Confidentiality - During the period of this option Safe Tire shall receive and hold in confidence all information required by this agreement and take all reasonable measures to prevent the disclosure of same to others and shall diligently investigate the nature and use of the Licensed Subject Matter to determine whether to exercise the option granted herein.

         (5) Return of Documents - Confidentiality - Reports - If the option granted by Paragraph 1 is not exercised, the duties of Safe Tire shall be as follows:

                  (a) It shall return promptly all writings submitted by INVENTORS and REL to Safe Tire's representatives but it may retain copies of such writings for its records.

                  (b) It shall instruct its representatives to hold in confidence for three years from the date of this agreement all information received from INVENTORS and REL or until such information is available to the public generally or to its competitors.

                  (c) It shall make available to REL and INVENTORS the results of its investigation including any opinions regarding the Licensed Subject Matter, but not including any legal opinion as to the Licensed Subject Matter.

         (6) Obligations - If the option granted by Paragraph 1 is not exercised, REL and INVENTOR shall be under no obligation to Safe Tire.

         (7) Consideration - In consideration of this agreement, Safe Tire agrees, upon execution, to pay to REL and INVENTORS the sum of $10.00, the receipt of which is hereby acknowledged by REL and INVENTORS. This payment shall not reduce or affect the payments due to REL under the license agreement referred to in Paragraph 1 if and when the agreement becomes operative.

         (8) Notices - Any notice to be given pursuant to the terms of this agreement shall be in writing addressed as follows:

                  If to Safe Tire:
                  301 West Main, Suite 500 Ardmore, OK 73401

                  If to REL or INVENTORS:
                  301 West Main, Suite 600 Ardmore, OK 73401

         (9) Exercise of Option - Safe Tire may signify its exercise of this option at any time during said option period by notifying REL and INVENTORS in writing of its exercise at the above address and by paying at such time to REL the sum of $10.00 as advance minimum royalty, whereupon, and not before, the provisions of Sections 10-24 inclusive hereof shall without further action by the parties become effective.

         (10) Exclusive License Agreement - REL and INVENTORS, subject to the terms of this agreement, hereby grant unto Safe Tire an exclusive, worldwide license to make, use and practice Licensed Subject Matter.

         (11) Sublicense - Safe Tire may authorize or sublicense another or others to perform any act or acts which Safe Tire is authorized to perform under the license herein granted, provided that Safe Tire shall remain primarily liable to REL for the performance of all of Safe Tire's obligations hereunder, including but not limited to payment of royalties to REL with respect to all sales, use or manufacture authorized as aforesaid by Safe Tire.

         (12) Royalty - Safe Tire shall pay to REL 1% of the gross cash receipts per year from sales of the products produced from the use of the Licensed Subject Matter, it being understood that such payment represents payment required by REL to a third party for technology acquired by REL for certain aspects of the Licensed Subject Matter.

         Net sales shall be construed to mean the invoice for sales of products produced by the Licensed Subject Matter with shipping and insurance included on the invoices, less freight and customary trade discounts.

         (13) Royalties to Be Paid Monthly - Safe Tire shall send to REL a copy of each invoice that Safe Tire issues for sales of products using the Licensed Subject Matter no later than the 15th day of each month. Safe Tire shall send to REL a statement of all Sales of Safe tire's products using the Licensed Subject Matter, broken down by customer and account together with a computation of the sum due to REL on these sales. When payment is made on any invoice, REL shall be paid within fifteen (15) days after the first of the next calendar month following the payment with reference to the invoice on which payment is made. If a check contains funds from payment from more than one (1) invoice, a statement shall accompany the check referencing the invoice on which payment is made and the amount paid on each invoice.

         (14) Records - Safe Tire shall maintain complete and accurate books and accounts showing the receipts from such sales. REL or its duly authorized representative shall have the right, at reasonable business hours and upon at least ten days notice to Safe Tire, to examine the books and records of Safe Tire insofar as they pertain to royalties due REL and expenses deductible from such royalties.

         (15) Improvements - If Safe Tire or any of its officers, agents or employees devise or acquire any improvements in the Licensed Subject Matter, Safe Tire shall have the right in the name of Safe Tire to apply for Letters Patent to cover such improvements in all countries of the world.

         (16) Term - This agreement shall continue for a period of fifty years from the date hereof or for the full term of the last to expire United States patent granted for the Licensed Subject Matter.

         (17) Foreign Patents - Safe Tire shall advise REL of the foreign countries in which it wishes to seek protection for the invention within eight
(8) months of the applications in the United States and shall be obligated to pay all costs and fees pertaining to the filing and maintenance of the corresponding foreign applications. REL may file in additional countries at its expense. In any event REL agrees to cooperate with Safe Tire and such patent applications will become a part of the Licensed Subject Matter.

         (18) Issuance of Patents - Upon issuance of any patents or other final conclusions in the prosecution of the applications and of any divisions or continuations, REL shall immediately inform Safe Tire transmit copies of any patents granted.

         (19) Termination - This agreement may be terminated by Safe Tire after the first year of the agreement by giving six (6) months advance written notice to REL.

         (20) Defaults - In the event that either party to this agreement shall be in default of, or breach of any condition or covenants of the agreement, the aggrieved party may, at its election, service notice in writing upon the party considered to be in default of its intention to terminate this agreement on the expiration of sixty (6) days from the date of such notice, provided, however, that if the party considered to be in default shall within thirty (30) days from the date of such notice make good the default or breach complained of, termination of the agreement shall be avoided.

         (21) Bankruptcy - It is agreed that in the event Safe Tire shall make an assignment for the benefit of creditors or be declared bankrupt by reason of voluntary or involuntary bankruptcy proceedings, all rights herein granted may at the option of REL terminate forthwith, and the entire right, title and interest in and to the license herein granted shall thereafter revert to REL without requiring any action on its pat.

         (22) Infringement Litigation - REL and Safe Tire mutually shall have the right to institute action for infringement of any patents or patent rights on the Licensed Subject Matter hereof, it being agreed that in any such suit that parties mutually agree to institute, the suit shall be instituted in the name of both parties, and that both parties shall contribute equally to the expense of any such suit or suits and shall participate equally in its recoveries, if any, whether by judgment, award, decree or settlement. It is further agreed that REL shall exercise control over such litigation, provided, however, that Safe Tire may, if it so desires, be represented by counsel of its own selection.

         In the event the parties do not mutually agree to institute any such action, either party hereto may institute such action and join the other as party plaintiff in such suit, the party so instituting the action shall defray the entire expense of such litigation and shall be entitled to retain the entire amount of the recoveries, if any, by way of judgment, award, decree or settlement resulting therefrom.

         In the event that REL declines to institute action or participate equally in action against infringement, if such infringement is substantial in relation to the national market for licensed product(s) in any one country, then Safe Tire may suspend payment of royalties for sales in such country during the continuance of such substantial infringement.

         (23) Governing Law - This agreement shall have been deemed to have been made and entered into pursuant to the statutes and laws of the United States, and the laws of the State of Oklahoma.

         (24) Binding Effect - This agreement shall be binding upon and inure to the benefit of each of the parties hereto, their successors and assigns. Safe Tire agrees not to assign this agreement without the prior consent of REL.

         (25) Termination - Termination of this agreement shall not relieve either party of any obligations owing to the other at the time of such termination.

         IN WITNESS WHEREOF, the parties have executed this agreement.


         Safe Tire Disposal Corporation,


         /s/ C. Sue Rushing
         --------------------------------------------
         By: C. Sue Rushing, Controller



         RECYCLED ENERGY LLC


         /s/ H. Scott Holden
         --------------------------------------------
         By: H. Scott Holden, Principal


         INVENTORS



         /s/ Harold H. Holden
         --------------------------------------------
         Harold H. Holden, individually



         /s/ H. Scott Holden
         --------------------------------------------
         H. Scott Holden, individually